Exhibit 99.1

PRESS STATEMENT

FOR IMMEDIATE DISTRIBUTION

VIRGINIA NATIONAL BANKSHARES CORPORATION ANNOUNCES CASH DIVIDEND

Charlottesville, VA – May 28, 2021 - Virginia National Bankshares Corporation (the “Company”) (NASDAQ: VABK) announced today that on May 26 2021, its Board of Directors declared a quarterly cash dividend of $0.30 per share to be paid on June 25, 2021 to shareholders of record as of June 11, 2021.  The quarterly cash dividend represents an annual yield to shareholders of approximately 3.68% based on the closing price of the Company’s common stock on May 27, 2021.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville and one banking office in Winchester, and offers loan, deposit and treasury management services in Richmond, Virginia.  Following the merger of The Fauquier Bank (“TFB”) with and into Virginia National Bank effective April 1, 2021, the Bank also has eleven banking offices throughout Fauquier and Prince William counties, for which system conversion and integration will occur in the summer of 2021. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including the fiduciary services of VNB Trust and Estate Services and of  TFB Trust and Estate Management.  The  Bank also offers, through its networking agreements with third parties,  investment advisory and other investment services under Sturman Wealth Advisors and brokerage and other investment services through  TFB Investment Services.  Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s common stock trades on the Nasdaq Capital Market under the symbol “VABK.”  Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact:       Tara Y. Harrison, 434-817-8587